Exhibit 99.1

Kuber Resources Corporation Enters Into Non-Binding Cooperation Framework with Yuli Listing Operation Co., Ltd. to Explore Potential Financing Opportunities

OTC Disclosure & News Service | 12/12/2025

Hong Kong – December 12, 2025 – Kuber Resources Corporation (OTC: KUBR) (the “Company”), a diversified holding company, today announced that it has entered into a non-binding cooperation framework agreement with Yuli Listing Operation Co., Ltd. (“Yuli”) to explore potential financing opportunities relating to the Company’s previously announced intention to acquire certain intellectual property assets from Shenzhen Guangfeng High-Performance Wood Products Technology Co., Ltd.

Under the framework agreement, Yuli may assist the Company in identifying and evaluating potential financing channels, including possible equity or debt arrangements, that could support the Company’s future acquisition activities.

The cooperation framework is exploratory in nature and does not constitute any commitment, obligation, or binding agreement by either party to complete any financing or acquisition. Any financing amount, structure, service fees, or acquisition terms remain subject to further negotiation, execution of a definitive agreement, approval of the Company’s board of directors, and compliance with applicable regulatory requirements.

“The Company is continuing to position itself for future growth opportunities,” said Raymond Fu, Chief Executive Officer of Kuber Resources Corporation. “This cooperation framework allows us to evaluate potential financing channels while maintaining full flexibility and control as we assess strategic options. No decisions or commitments have been made at this stage.”

There is no assurance that any financing or acquisition will result from this cooperation framework, and the Company undertakes no obligation to update forward-looking statements except as required by law.

About Kuber Resources Corporation

Kuber Resources Corporation (OTC: KUBR) is a publicly traded holding company with a diversified portfolio of operating and investment interests. The Company continues to pursue strategic growth initiatives across multiple sectors.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Factors that may affect actual results include, but are not limited to, the Company’s ability to negotiate and enter into definitive agreements, obtain required financing, and complete potential transactions. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Contact

Kuber Resources Corporation
1113, Tower 2, Lippo Centre
89 Queensway, Admiralty, Hong Kong
Tel: +852 3703 6155